CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,387,000	$277.37

Pricing supplement no. 224
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 4a-I dated November 7, 2014 and
underlying supplement no. 1a-I dated November 7, 2014
Registration Statement No. 333-199966 Dated January 22, 2015 Rule 424(b)(2)

Structured Investments	$2,387,000 Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF due January 25, 2018
General
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The Notes are designed for investors who seek a Contingent Interest Payment with respect to each Observation Date for which the closing level of each of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF is greater than or equal to 70% of its Initial Level, which we refer to as a Coupon Barrier Level. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

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Investors in the Notes should be willing to accept the risk of losing some or all of their principal if a Knock-In Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Observation Dates.

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The Notes may be redeemed early, in whole but not in part, at our option on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date). The earliest date on which the Notes may be redeemed early is April 22, 2015.

•	The Notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
Key Terms
Underlyings:	The SPDR® S&P 500® ETF Trust (Bloomberg ticker: SPY) and the iShares® Russell 2000 ETF (Bloomberg ticker: IWM) (each, an “Underlying” and collectively, the “Underlyings”)
Contingent Interest Payments:
If the Notes have not been previously redeemed early and the closing level of each Underlying on any Observation Date is greater than or equal to its Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to $22.50 (equivalent to an interest rate of 9.00% per annum, payable at a rate of 2.25% per quarter).

If the closing level of either Underlying on any Observation Date is less than its Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date.

Coupon Barrier Level / Knock-In Level:	With respect to each Underlying, an amount that represents 70% of its Initial Level, which is $144.235 for the SPDR® S&P 500® ETF Trust or $82.74 for the iShares® Russell 2000 ETF
Contingent Interest Rate:	9.00% per annum, payable at a rate of 2.25% per quarter, if applicable
Early Redemption:
We, at our election, may redeem the Notes early, in whole but not in part, on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date) at a price for each $1,000 principal amount Note equal to $1,000 plus any accrued and unpaid Contingent Interest Payment.  If we intend to redeem your Notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Contingent Interest Payment Dates on which the Notes are redeemed early.

Payment at Maturity:
If the Notes have not been redeemed early and a Knock-In Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Valuation Date..

If the Notes have not been redeemed early and a Knock-In Event has occurred, at maturity you will lose 1% of the principal amount of your Notes for every 1% that the Final Level of the Lesser Performing Underlying is less than its Initial Level.  Under these circumstances, your payment at maturity per $1,000 principal amount Note will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Underlying Return)
If the Notes have not been redeemed early and a Knock-In Event has occurred, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

Knock-In Event:	A Knock-In Event occurs if the Final Level (i.e., the closing level on the Valuation Date) of either Underlying is less than its Knock-In Level.
Pricing Date:	January 22, 2015
Original Issue Date (Settlement Date):	On or about January 27, 2015
Observation Dates†:
April 22, 2015, July 22, 2015, October 22, 2015, January 22, 2016, April 22, 2016, July 22, 2016, October 24, 2016, January 23, 2017, April 24, 2017, July 24, 2017, October 23, 2017 and January 22, 2018 (the “Valuation Date”)

Contingent Interest Payment Dates†:	April 29, 2015, July 29, 2015, October 29, 2015, January 29, 2016, April 29, 2016, July 29, 2016, October 31, 2016, January 30, 2017, May 1, 2017, July 31, 2017, October 30, 2017 and the Maturity Date
Maturity Date†:	January 25, 2018
CUSIP:	48127D6Q6
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†
Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$15	$985
Total	$2,387,000	$35,805	$2,351,195
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $15.00 per $1,000 principal amount Note it receives from us to other affiliated or unaffiliated dealers.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the Notes as determined by JPMS, when the terms of the Notes were set, was $972.70 per $1,000 principal amount Note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.
The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

January 22, 2015

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Underlying Return:	With respect to each Underlying: (Final Level – Initial Level) Initial Level
Initial Level:	With respect to each Underlying, the closing level of that Underlying on the Pricing Date, which was $206.05 for the SPDR® S&P 500® ETF Trust or $118.20 for the iShares® Russell 2000 ETF
Final Level:	With respect to each Underlying, the closing level of that Underlying on the Valuation Date
Share Adjustment Factor:
With respect to each Underlying, the Share Adjustment Factor is referenced in determining the closing level of that Underlying and is set initially at 1.0 on the Pricing Date.  The Share Adjustment Factor of each Underlying is subject to adjustment upon the occurrence of certain events affecting that Underlying.  See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I for further information about these adjustments.

Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, the “closing level” of each Underlying means the closing price of one share of that Underlying.

JPMorgan Structured Investments —	PS-1
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF

Selected Purchase Considerations

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QUARTERLY CONTINGENT INTEREST PAYMENTS — The Notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Observation Date of $22.50 per $1,000 principal amount Note (equivalent to an interest rate of 9.00% per annum, payable at a rate of 2.25% per quarter).  If the Notes have not been redeemed early and the closing level of each Underlying on any Observation Date is greater than or equal to its Coupon Barrier Level, you will receive a Contingent Interest Payment on the applicable Contingent Interest Payment Date.  If the closing level of either Underlying on any Observation Date is less than its Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date.  If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Contingent Interest Payment Date.  Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL EARLY REDEMPTION FEATURE — We, at our election, may redeem the Notes early, in whole but not in part, on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date).  If the Notes are redeemed early, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment for each $1,000 principal amount Note on the applicable Contingent Interest Payment Date on which the Notes are redeemed early.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN REDEEMED EARLY — If the Notes have not been redeemed early, we will pay you your principal back at maturity only if a Knock-In Event has not occurred.  However, if the Notes have not been redeemed early and a Knock-In Event has occurred, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the Notes is linked to the Lesser Performing Underlying, which will be either the SPDR® S&P 500® ETF Trust or the iShares® Russell 2000 ETF.

The SPDR® S&P 500® ETF Trust is a registered investment company whose Trust Units (which we refer to as “shares”) represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index. The SPDR® S&P 500® ETF Trust’s objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index, which we refer to as the Underlying Index with respect to the SPDR® S&P 500® ETF Trust. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the SPDR® S&P 500® ETF Trust, see the information set forth under “Fund Descriptions — The SPDR® S&P 500® ETF Trust” in the accompanying underlying supplement no. 1a-I.

The iShares® Russell 2000 ETF is an exchange-traded fund of iShares® Trust, a registered investment company that consists of separate investment portfolios, and managed by BlackRock Fund Advisors, the investment adviser to the iShares® Russell 2000 ETF. The iShares® Russell 2000 ETF seeks to track the investment results of an index composed of small-capitalization U.S. equities, which is currently the Russell 2000® Index, which we refer to as the Underlying Index with respect to the iShares® Russell 2000 ETF. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the iShares® Russell 2000 ETF, see the information set forth under “Fund Descriptions — The iShares® Russell 2000 ETF” in the accompanying underlying supplement no. 1a-I.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or

JPMorgan Structured Investments —	PS-2
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF

business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments on the Notes, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of a sale of a Note occurring after December 31, 2016 (including an early redemption or redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the Notes.

In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities held by the Underlyings.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and in the “Risk Factors” section of the accompanying underlying supplement no. 1a-I.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal.  If the Notes have not been redeemed early and a Knock-In Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Final Level of the Lesser Performing Underlying is less than its Initial Level.  Accordingly, under these circumstances, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

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THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the Notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Underlying.  If the Notes have not been redeemed early, we will make a Contingent Interest Payment with respect to an Observation Date only if the closing level of each Underlying on that Observation Date is greater than or equal to its Coupon Barrier Level.  If the closing level of either Underlying on that Observation Date is less than its Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Observation Date will not be accrued and subsequently paid.  Accordingly, if the closing level of either Underlying on each Observation Date is less than its Coupon Barrier Level, you will not receive any interest payments over the term of the Notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the Notes are redeemed early, the amount of Contingent Interest Payments made on the Notes may be less than the amount of Contingent Interest Payments that might have been payable if the Notes were held to maturity, and, for each $1,000 principal amount Note, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment on the applicable Contingent Interest Payment Date on which the Notes are redeemed early.

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REINVESTMENT RISK — If your Notes are redeemed early, the term of the Notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Contingent Interest Payment Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are redeemed early prior to the Maturity Date.

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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — The appreciation potential of the Notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the Notes, regardless of any appreciation in the value of either Underlying, which may be significant.  You will not participate in any appreciation in the value of either Underlying.  Accordingly, the return on the Notes may be significantly less than the return on a direct investment in either Underlying during the term of the Notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and as an agent of the offering of the Notes, hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

JPMorgan Structured Investments —	PS-3
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF

In addition, we are currently one of the companies that make up the SPDR® S&P 500® ETF Trust and its Underlying Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the SPDR® S&P 500® ETF Trust, its Underlying Index and the Notes.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings.  If the Notes have not been redeemed early, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to either of the Underlyings.  The performance of the Underlyings may not be correlated.  Poor performance by either of the Underlyings over the term of the Notes may negatively affect whether you will receive a Contingent Interest Payment on any Contingent Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying.  Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

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THE BENEFIT PROVIDED BY THE KNOCK-IN LEVEL MAY TERMINATE ON THE VALUATION DATE — If the Final Level of either Underlying is less than its Knock-In Level (i.e., a Knock-In Event occurs) and the Notes have not been redeemed early, the benefit provided by the Knock-In Level will terminate and you will be fully exposed to any depreciation in the Lesser Performing Underlying.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying.  Accordingly, if the Notes have not been redeemed early and a Knock-In Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Level of the other Underlying is greater than or equal to its Initial Level.

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JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the Notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the Notes is determined by reference to JPMS’s internal pricing models when the terms of the Notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes.  As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the

JPMorgan Structured Investments —	PS-4
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF

Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the levels of the Underlyings;
•	the time to maturity of the Notes;
•	whether the closing level of either Underlying has been, or is expected to be, less than its Coupon Barrier Level on any Observation Date and whether a Knock-In Event is expected to occur;
•	the optional early redemption feature and whether we are expected to redeem the Notes early, which is likely to limit the value of the Notes;
•	the dividend rates on the Underlyings and the equity securities held by the Underlyings;
•	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the occurrence of certain events to the Underlyings that may or may not require an adjustment to the applicable Share Adjustment Factor; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

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NO DIVIDENDS OR VOTING RIGHTS — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Underlyings or the securities held by the Underlyings would have.

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VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing level of that Underlying could be less than its Coupon Barrier Level on an Observation Date and/or that a Knock-In Event could occur.  An Underlying’s volatility, however, can change significantly over the term of the Notes.  The closing level of an Underlying could fall sharply on any day during the term of the Notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

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THERE ARE RISKS ASSOCIATED WITH THE UNDERLYINGS — Although the shares of the Underlyings are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market.  Each Underlying is subject to management risk, which is the risk that the investment strategies of the applicable Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Underlyings and, consequently, the value of the Notes.

•
DIFFERENCES BETWEEN EACH UNDERLYING AND ITS UNDERLYING INDEX — Each Underlying does not fully replicate its Underlying Index and may hold securities not included in its Underlying Index.  In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between each Underlying and its Underlying Index.  In addition, corporate actions with respect to the equity securities held by each Underlying (such as mergers and spin-offs) may impact the variance between that Underlying and its Underlying Index.  Finally, because the shares of each Underlying are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of that Underlying.  For all of the foregoing reasons, the performance of each Underlying may not correlate with the performance of its Underlying Index.

•
THE NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE iSHARES® RUSSELL 2000 ETF — The equity securities held by the iShares® Russell 2000 ETF and included in its Underlying Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•
LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a

JPMorgan Structured Investments —	PS-5
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF

secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

•
THE ANTI-DILUTION PROTECTION FOR THE UNDERLYINGS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Underlying for certain events affecting the shares of that Underlying.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

JPMorgan Structured Investments —	PS-6
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF

What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Underlying?

If the Notes have not been previously redeemed early and the closing level of each Underlying on any Observation Date is greater than or equal to its Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to $22.50 (equivalent to an interest rate of 9.00% per annum, payable at a rate of 2.25% per quarter).  If the closing level of either Underlying on any Observation Date is less than its Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date.  We refer to the Contingent Interest Payment Date immediately following any Observation Date on which the closing level of either Underlying is less than its Coupon Barrier Level as a “No-Coupon Date.”  The following table reflects the Contingent Interest Rate of 9.00% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount Note over the term of the Notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$270.00
1 No-Coupon Date	$247.50
2 No-Coupon Dates	$225.00
3 No-Coupon Dates	$202.50
4 No-Coupon Dates	$180.00
5 No-Coupon Dates	$157.50
6 No-Coupon Dates	$135.00
7 No-Coupon Dates	$112.50
8 No-Coupon Dates	$90.00
9 No-Coupon Dates	$67.50
10 No-Coupon Dates	$45.00
11 No-Coupon Dates	$22.50
12 No-Coupon Dates	$0.000

The following table illustrates the hypothetical payment at maturity on the Notes in different hypothetical scenarios.  Each hypothetical payment set forth below assumes that the Lesser Performing Underlying is the iShares® Russell 2000 ETF and that the Notes have not been redeemed early.  We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of either Underlying will be on any Observation Date.  In addition, the following table and examples assume an Initial Level for the Lesser Performing Underlying of $115 and a Coupon Barrier Level and a Knock-In Level for the Lesser Performing Underlying of $80.50 (equal to 70% of the hypothetical Initial Level) and reflect the Contingent Interest Rate of 9.00% per annum (payable at a rate of 2.25% per quarter).  Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level of the Lesser Performing Underlying	Lesser Performing Underlying Return	Payment at Maturity If a Knock- In Event Has Not Occurred (1)(2)	Payment at Maturity If a Knock- In Event Has Occurred (2)
$207.0000	80.00%	$1,022.50	N/A
$195.5000	70.00%	$1,022.50	N/A
$184.0000	60.00%	$1,022.50	N/A
$172.5000	50.00%	$1,022.50	N/A
$161.0000	40.00%	$1,022.50	N/A
$149.5000	30.00%	$1,022.50	N/A
$138.0000	20.00%	$1,022.50	N/A
$132.2500	15.00%	$1,022.50	N/A
$126.5000	10.00%	$1,022.50	N/A
$120.7500	5.00%	$1,022.50	N/A
$115.0000	0.00%	$1,022.50	N/A
$109.2500	-5.00%	$1,022.50	N/A
$103.5000	-10.00%	$1,022.50	N/A
$92.0000	-20.00%	$1,022.50	N/A
$80.5000	-30.00%	$1,022.50	N/A
$80.4885	-30.01%	N/A	$699.90
$69.0000	-40.00%	N/A	$600.00
$57.5000	-50.00%	N/A	$500.00
$46.0000	-60.00%	N/A	$400.00
$34.5000	-70.00%	N/A	$300.00
$23.0000	-80.00%	N/A	$200.00
$11.5000	-90.00%	N/A	$100.00
$0.0000	-100.00%	N/A	$0.00

JPMorgan Structured Investments —	PS-7
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF

(1) You will receive a Contingent Interest Payment at maturity if the closing level of each Underlying on the Valuation Date is greater than or equal to its Coupon Barrier Level.

(2)  A Knock-In Event occurs if the Final Level (i.e., the closing level on the Valuation Date) of either Underlying is less than its Knock-In Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the Notes in different hypothetical scenarios are calculated.

Example 1: The Notes have not been redeemed early, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date and the closing level of the Lesser Performing Underlying increases from the Initial Level of $115 to a Final Level of $138 — A Knock-In Event has not occurred.  The investor receives a payment of $22.50 per $1,000 principal amount Note in connection with each of the Observation Dates preceding the Valuation Date.  Because the Notes have not been redeemed early, a Knock-In Event has not occurred and the Final Level of each Underlying is greater than its Coupon Barrier Level, the investor receives at maturity a payment of $1,022.50 per $1,000 principal amount Note.  This payment consists of a Contingent Interest Payment of $22.50 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note.  The total amount paid on the Notes over the term of the Notes is $1,270 per $1,000 principal amount Note.  This represents the maximum total payment an investor may receive over the term of the Notes.

Example 2: The Notes have not been redeemed early, Contingent Interest Payments are paid in connection with four of the Observation Dates preceding the Valuation Date and the closing level of the Lesser Performing Underlying decreases from the Initial Level of $115 to a Final Level of $80.50 — A Knock-In Event has not occurred.  The investor receives a payment of $22.50 per $1,000 principal amount Note in connection with four of the Observation Dates preceding the Valuation Date.  Because the Notes have not been redeemed early, a Knock-In Event has not occurred and the Final Level of the Lesser Performing Underlying is equal to its Coupon Barrier Level, even though the Final Level of the Lesser Performing Underlying is less than its Initial Level, the investor receives at maturity a payment of $1,022.50 per $1,000 principal amount Note.  This payment consists of a Contingent Interest Payment of $22.50 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note.  The total amount paid on the Notes over the term of the Notes is $1,112.50 per $1,000 principal amount Note.

Example 3: The Notes have not been redeemed early, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date and the closing level of the Lesser Performing Underlying decreases from the Initial Level of $115 to a Final Level of $46 — A Knock-In Event has occurred.  The investor receives a payment of $22.50 per $1,000 principal amount Note in connection with each of the Observation Dates preceding the Valuation Date.  Because the Notes have not been redeemed early, a Knock-In Event has occurred and the Final Level of the Lesser Performing Underlying is less than its Coupon Barrier Level, the investor receives at maturity a payment of $400 per $1,000 principal amount Note, calculated as follows:
$1,000 + ($1,000 × -60%) = $400

The total amount paid on the Notes over the term of the Notes is $647.50 per $1,000 principal amount Note.

Example 4: The Notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date and the closing level of the Lesser Performing Underlying decreases from the Initial Level of $115 to a Final Level of $34.50 — A Knock-In Event has occurred.  Because the Notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date, a Knock-In Event has occurred and the Final Level of the Lesser Performing Underlying is less than its Coupon Barrier Level, the investor receives no payments over the term of the Notes, other than a payment at maturity of $300 per $1,000 principal amount Note, calculated as follows:
$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-8
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF

Historical Information

The following graphs show the historical weekly performance of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF from January 8, 2010 through January 16, 2015.  The closing level of the SPDR® S&P 500® ETF Trust on January 22, 2015 was $206.05.  The closing level of the iShares® Russell 2000 ETF on January 22, 2015 was $118.20.

We obtained the various closing levels of the Underlyings below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Underlying on any Observation Date, including the Valuation Date.  We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal amount or the payment of any interest.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set

JPMorgan Structured Investments —	PS-9
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF

based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Notes.  The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes.  See “What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Underlying?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the Notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

JPMorgan Structured Investments —	PS-10
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the SPDR® S&P 500® ETF Trust and the iShares® Russell 2000 ETF